EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2013, except for the effects of the revision described in Note 2 to the consolidated financial statements and the matters described in the penultimate paragraph of Management's Report on Internal Control over Financial Reporting as to which the date is May 17, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Bridgepoint Education Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
May 21, 2013